STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:00 PM 10/08/1999
991428619 - 2995274

CERTIFICATE OF MERGER

OF
INTERACTIVE FLIGHT TECHNOLOGIES, INC.
INTO

GLOBAL TECHNOLOGIES, LTD.

* * * * * * * *

The undersigned corporation organized and existing under and by virtue of the General Corporation Law of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME	STATE OF INCORPORATION
INTERACTIVE FLIGHT TECHNOLOGIES, INC.	Delaware
GLOBAL TECHNOLOGIES, LTD.	Delaware

SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of Delaware.

THIRD: That the name of the surviving corporation of the merger is GLOBAL TECHNOLOGIES, LTD.

FOURTH: That the Amended and Restated Certificate of Incorporation of GLOBAL TECHNOLOGIES, LTD., a Delaware corporation, which will survive the merger, shall be the Amended and Restated Certificate of Incorporation of the surviving corporation.

FIFTH: That the executed Agreement and Plan of Merger is on file at an office of the surviving corporation, the address of which is 1811 Chestnut Street, Suite 120, Philadelphia, PA 19103.

SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of either constituent corporation.

GLOBAL TECHNOLOGIES, LTD.

By: James W. Fox
James W. Fox, President

Dated: September 30, 1999